UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LIFESTREAM TECHNOLOGIES, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

NEVADA	82-0487965
(STATE OR OTHER JURISDICTION	(I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)	IDENTIFICATION NUMBER)

510 Clearwater Loop, Suite 101

Post Falls, Idaho 83854

(208) 457-9409

Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Christopher Maus

President and Chief Executive Officer

510 Clearwater Loop, Suite 101

Post Falls, Idaho 83854

(208) 457-9409

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

with copies to:

Brett Sweezy, Chief Financial Officer

510 Clearwater Loop, Suite 101

Post Falls, Idaho 83854

(208) 457-9409

Robert J. Diercks

Foster Pepper & Shefelman PLLC

1111 Third Avenue, Suite 3400

Seattle, WA 98101-3299

(206) 447-8924

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $.001 par value	36,335,890 shares	$0.22 (1)	$735.44

(1) Estimated solely for the purposes of determining the registration fee. In accordance with Rule 457(c) under the Securities Act of 1933, the above calculation is based upon the average of the high and low prices ($0.22) as reported by the American Stock Exchange on July 2, 2003.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

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The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the United States Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED * * *

PROSPECTUS

36,335,890 SHARES

LIFESTREAM TECHNOLOGIES, INC.

COMMON STOCK $0.001 par value

This prospectus relates to the potential sale of up to 36,335,890 shares of our common stock (the "Shares") by certain Selling Shareholders of ours (the "Selling Shareholders") for their respective accounts. The Selling Shareholders may offer their shares through public or private transactions, at prevailing market prices or at privately negotiated prices. We will not receive any of the proceeds from sales of shares by the Selling Shareholders.

The Selling Shareholders may sell these shares from time to time in the over-the-counter market, on the American Stock Exchange, or otherwise, at prevailing market prices or at privately negotiated prices.

Our common stock is traded on the American Stock Exchange ("AMEX") under the symbol "KFL", an acronym for our corporate slogan "Know It For Life". The last reported sale price of our common stock on the AMEX, on July 8, 2003, was $0.22 per share.

THE SHARES OFFERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. FOR A DISCUSSION OF CERTAIN OF THE FACTORS YOU SHOULD CONSIDER, SEE "RISK FACTORS" BEGINNING ON PAGE 11.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

You should rely only on the information contained in this prospectus or to which we have referred you in this prospectus. The information in this prospectus is not complete, and may be changed. No dealer, salesman or other person has been authorized to give you any information or to make any representations other than those contained in this prospectus. You must not rely on any information or representations not contained in this prospectus, if given or made, as having been authorized by us. The delivery of this prospectus shall not under any circumstances,

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create any implication that there has been no change in our affairs or that the information contained in this prospectus is correct as of any time subsequent to the date of this prospectus. However, in the event of a material change, this prospectus will be amended or supplemented accordingly. This document may be used only where it is legal to sell these securities.

The date of this prospectus is * * *.

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TABLE OF CONTENTS
FORWARD LOOKING STATEMENTS	6
SUMMARY	7
RISK FACTORS	11
USE OF PROCEEDS	18
DIVIDEND POLICY	18
SELLING SHAREHOLDERS	18
PLAN OF DISTRIBUTION	20
LEGAL MATTERS	21
EXPERTS	21
DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	22
WHERE YOU CAN FIND MORE INFORMATION	22
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FORWARD LOOKING STATEMENTS

This prospectus and the SEC filings incorporated by reference include certain forward-looking statements within the meaning of the safe harbor protections of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding our current business plans, strategies and objectives, and in particular statements referring to our efforts to obtain necessary financing and investment, the anticipated reduction in our net losses and negative cash flow and our expectations regarding anticipated increased market penetration and improved gross margins from our recently introduced second generation consumer monitors. These forward-looking statements involve risks and uncertainties that could cause actual results to differ from anticipated results. The forward-looking statements are based on our current expectations and what we believe are reasonable assumptions given our knowledge of the relevant markets; however, our actual performance, results and achievements could differ materially from those expressed in, or implied by, these forward-looking statements. Factors, within and beyond our control, that could cause or contribute to such differences include, among others, the following: the results and effects of our capital-raising and our cost-cutting efforts, the success of our operating, marketing and growth initiatives; problems in developing and marketing relatively new medical diagnostic devices, including technological advancements and innovations; consumer receptivity and preferences; availability, affordability and coverage terms of private and public medical insurance; political and regulatory environments and general economic and business conditions; the effects of our competition; the amount and effectiveness of our advertising and promotional efforts; brand awareness; the existence of adverse publicity; changes in business strategies or development plans; quality and experience of our management; availability, terms and deployment of capital; labor and employee benefit costs; as well as other factors, some of which are discussed in the "Risk Factors" section. Readers are urged to carefully review and consider the various disclosures made by us in this report and in our reports and filings with the United States Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that are likely to affect our business. Undue reliance should not be placed on forward-looking statements.

Our fiscal year ends on June 30th. References to a fiscal year refer to the calendar year in which such fiscal year ends.

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SUMMARY

Because this is only a summary, it does not contain all the information that may be important to you. You should read the entire prospectus and the documents incorporated herein by reference and referred to under "Where you can find more information". You should also carefully consider the information under the heading "Risk Factors."

OUR BUSINESS

We are a consumer healthcare company primarily focused on developing, manufacturing and marketing home diagnostic devices to aid in the prevention, detection, and monitoring of elevated total cholesterol levels. The Company's current diagnostic product line principally consists of easy-to-use, hand-held, smart card-enabled total cholesterol monitors for use by health conscious consumers, at-risk patients and qualified medical professionals in assessing an individual's risk of developing heart disease. Through regular at-home testing with the Company's consumer monitors, an individual can continually assess the resulting benefits from diet modification, an exercise regiment and/or a drug therapy, thereby reinforcing their compliance with an effective cholesterol-lowering program.

In January 1999, we introduced our adult, point-of-care total cholesterol monitor ("our professional monitor") to the medical community, commenced limited revenue-generating operations related thereto and ceased being a development-stage company. However, shortly thereafter, we elected to redirect our limited operating and financial resources into the development of a total cholesterol monitor for at-home use by adults, for which we envisioned, and continue to envision, substantially greater revenue potential over the longer term.

In July 2000, we received the prerequisite market clearance from the U.S. Food and Drug Administration for our over-the-counter, adult total cholesterol consumer monitor ("our first-generation consumer monitor") thereby allowing us to proceed with related production and marketing. In January 2001, we formally debuted our first-generation consumer monitor to the retail marketplace. For additional details regarding our first-generation total cholesterol monitors, please refer to the discussion entitled "Our Business -- Our Current Product Offerings" in our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2002.

In October 2002, after several months of extensive re-engineering efforts primarily aimed at achieving a substantial reduction in the fully manufactured cost of our first-generation consumer monitor, we debuted the following second-generation consumer monitors to the retail marketplace:

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OUR BASIC-EDITION CONSUMER MONITOR. This monitor has the same clinically-accurate, total cholesterol-measuring capabilities as our first-generation consumer monitor yet features a lower suggested retail price of $119.95. However, it has been, and we expect that it will continue to be, promoted by certain retailers at a price below the psychologically important $100.00 price point for many consumers. Provided that we are able to fund advertising activities necessary to establish the prerequisite level of consumer awareness, we believe that the economic and psychological attractiveness of the lower retail price point will substantially increase the likelihood of the Company achieving its goal of broad market acceptance, including our entry into several high-volume, mass-merchandisers that have indicated an interest in carrying a lower-priced monitor. As with our first-generation consumer monitor, our new monitor allows each individual user, with the separate purchase of one of our inexpensive personal health smart cards, to securely store via encryption up to 200 chronologically dated test results for subsequent retrieval and trend analysis, including the ability to readily compute an average total cholesterol level using the six most recent test results. The monitor is compact, portable and lightweight with dimensions of approximately 5.50" x 4.00" x 1.75", has a weight of approximately one pound and is warranted for one year from defects in materials or workmanship.

OUR PLUS-EDITION CONSUMER MONITOR. This monitor has the same $129.95 suggested retail price as our first-generation consumer monitor but utilizes the same lower-cost technological platform as our basic-edition consumer monitor, thereby providing us with a substantially improved gross profit margin. This new monitor is accompanied with a CD-ROM and a serial cable allowing the user to connect the monitor to their personal computer and to utilize the software to better track their total cholesterol over time. Specifically, the software provides detailed, easy-to-understand charts of a user's historical total cholesterol readings, including a rolling average of those results. We believe that these value-added analytical features provide a user with critical behavioral feedback, thereby assisting them in their adherence to a cholesterol-lowering regiment. We also believe that these value-added features have been, and will continue to be, attractive to certain higher-end retailers. The monitor is compact, portable and lightweight with dimensions of approximately 5.50" x 4.00" x 1.75", has a weight of approximately one pound and is warranted for three years from defects in materials or workmanship.

EFFORTS TO REDUCE EXPENSES

Because of our working capital constraints, we have progressively taken a series of difficult, yet necessary, cost-cutting measures over the preceding several months. The most significant of these measures has been the elimination of our non-critical personnel, consultants and

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infrastructure. Concurrent with the completion of our re-engineering activities associated with the development and refinement of our second-generation monitors, we eliminated substantially all of our product research and development expenditures as of December 31, 2002. We expect that our product research and development needs and expenditures for the foreseeable future will not exceed nominal amounts. During April 2003, prospective pay cuts were implemented as follows: a 33% reduction in all management salaries, a 10% reduction in all other annual salaries, and a 10% workweek reduction for all hourly employees. Effective June 2, 2003, we restored one half of the pay cuts prospectively and the workweek for all hourly employees was reinstated to a full work week. We currently operate with a core staff of 25 critical employees, as compared to 38 employees at June 30, 2002.

SPECIAL CONSIDERATIONS AND RISK FACTORS

An investment in our common stock involves substantial risks and you could lose the entire amount of your investment. In the section of this prospectus entitled "Risk Factors," beginning on page 12, we have described several matters which we believe are significant and which you should consider very carefully before you decide to invest in the common stock. There are several specific factors to which we want to draw your attention:

We have a history of substantial operating and net losses and negative cash flows from operating activities. We currently anticipate, absent substantial additional investment capital enabling us to conduct those marketing activities we believe necessary to realize meaningful sales growth, that our net losses and negative operating cash flows will likely continue throughout our fiscal year ending June 30, 2004 ("fiscal 2004"). However, we currently anticipate that our fiscal 2004 quarterly net losses and negative cash flows will be significantly less than that incurred during the comparative fiscal 2003 quarterly periods primarily as a result of our various cost-cutting measures as outlined above.

Our ability to efficiently produce and sell our cholesterol monitors, and thereby achieve net profitability and positive operating cash flow, over the longer term remains highly contingent upon us continuing to meet our ongoing capital needs, which are anticipated to be significant, and obtaining broad market acceptance of our cholesterol monitors, particularly for our over-the-counter, personal-use cholesterol monitors. We have yet to obtain widespread acceptance of our cholesterol monitors in their respective marketplaces which we attribute, in large part, to our lack of capital for marketing and possible concerns by retailers about our financial position. Our June 2003 $3,238,750 private placement together with the conversion of $2,500,000 of short term debt to common stock will alleviate some of our short term financial burden and allow us to focus more of our attention on our marketing efforts.

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The sale into the public market of 66,817,027 shares of our common stock at $.10 a share, issued in connection with the private offerings in March through June 2003, represents a 356% increase in the number of shares outstanding as compared to the number of shares outstanding as of January 1, 2003. This significant increase in the number of shares outstanding could have a material affect on the market price of our Common Stock. The resulting dilution could also inhibit our opportunities to obtain additional public or private financing on terms acceptable to us.

COMMON STOCK OFFERED	All of the 36,335,890 shares covered by this prospectus may potentially be sold by the Selling Shareholders. The Common Stock was originally sold in private investment transactions during 2003.
USE OF PROCEEDS	We will not receive any of the proceeds from sales of shares by the Selling Shareholders.
COMMON STOCK

As of June 30, 2003 we had 100,000,000 authorized common shares, $.001 par value, of which 91,390,000 shares were outstanding on June 23, 2003, and 15,000,000 authorized preferred shares of which none were outstanding. Our Board of Directors may determine the terms and the manner in which the preferred shares may be issued. Holders of common stock do not have cumulative voting rights.

LEGAL PROCEEDINGS

Our wholly-owned subsidiary, Lifestream Diagnostics, Inc., is the plaintiff in patent infringement litigation, Civil Action No. CV00-300-N-MHW, against Polymer Technology Systems, Inc., et al, currently pending in the United States District Court for the District of Idaho. The patent-in-suit is Thakore, U.S. Patent No. 3,135,716 (see "Item 1. Business -- Our Intellectual Property Rights" in our Annual Report on Form 10-KSB for the fiscal year ended June 30, 2002, for further details). We allege willful patent infringement and seek Polymer's immediate discontinuance of the HDL test strip technology currently utilized in their diagnostic device to which we claim ownership. The defendants have brought a number of counterclaims, including antitrust, unfair competition, tortious interference with business relations and patent misuse, and have only asserted unspecified general damages. Although we do not currently utilize this patented technology in our own consumer monitors, we believe that this technology represents a saleable asset. Additionally, we may ultimately elect to incorporate this technology into future versions of our monitors thereby increasing their potential marketability. The Court conducted a "claim interpretation" hearing (also called a

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"Markman" hearing) January 29-30, 2003 and issued a patent interpretation ruling that would indicate our patent was not being infringed. We currently intend to appeal this ruling as a misapplication of patent law. Although we believe that our claims are well founded in law and fact, and believe that the counterclaims and defenses alleged by the defendants are baseless, the outcome of this litigation cannot be predicted with certainty.

RISK FACTORS

BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS ASSOCIATED WITH SUCH AN INVESTMENT, INCLUDING THOSE DESCRIBED BELOW. WE HAVE SET FORTH BELOW CERTAIN MATERIAL RISK FACTORS APPROPRIATE TO AN INFORMED INVESTMENT DECISION. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS, INCLUDING INFORMATION INCORPORATED BY REFERENCE, BEFORE YOU DECIDE WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.

OUR WEAK FINANCIAL CONDITION HAS RAISED, AND WILL LIKELY CONTINUE TO RAISE, SUBSTANTIAL DOUBT REGARDING OUR ABILITY TO CONTINUE AS A GOING CONCERN. We have incurred substantial operating and net losses, as well as negative operating cash flows, since our inception. Our significant working capital deficit as of June 30, 2002, among other factors, resulted in our independent certified public accountants qualifying their audit report on our consolidated financial statements for the fiscal year ended June 30, 2002 to express substantial doubt as to our ability to continue as a going concern. Although we recently have been successful in restructuring certain debt obligations as they have become due and in raising additional investment capital to fund certain immediate and near-term operating needs, we remain in need of substantial additional investment capital to fund our longer-term operating needs, including the servicing of our remaining debt obligations and the conducting of those marketing activities we believe necessary to achieve meaningful sales growth. Our independent certified public accountants will likely deem it necessary to again express substantial doubt as to our ability to continue as a going concern when they opine on our consolidated financial statements for our most recently completed, although yet to be reported, fiscal year ended June 30, 2003.

OUR ABILITY TO CONTINUE TO OPERATE AND TO MAINTAIN AND GROW OUR SALES IS DEPENDENT UPON US TIMELY OBTAINING SUBSTANTIAL ADDITIONAL INVESTMENT CAPITAL. We have realized limited sales revenues to date which we primarily attribute to our continuing inability to fund the marketing activities we believe necessary to develop broad market awareness and acceptance of our total cholesterol monitors. Our inability to leverage our operating costs with sales has resulted in us continuing to incur significant operating and net losses, as well as negative operating cash flows, through our most recently completed, although yet to be reported, fiscal year ended June 30, 2003. We continue to actively seek substantial investment capital to enable us to fully execute the balance

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of our business plan, that primarily being the conducting of those marketing activities we believe necessary to achieve meaningful sales growth. Our ability to effectively promote our monitors, support and sustain our existing retail relationships, cultivate, support and sustain additional retail relationships, and thereby realize meaningful sales growth, remains dependent upon our timely receipt of substantial additional investment capital. Absent meaningful sales growth, our ability to achieve net profitability and positive operating cash flow remains highly unlikely.

WE HAVE RECENTLY SOLD, AND ARE CONTINUING OUR ATTEMPTS TO SELL, SIGNIFICANT AMOUNTS OF COMMON STOCK WHICH WILL LIKELY HAVE ADVERSE DILUTIVE EFFECTS. In March through June 2003, our Board of Directors authorized us to proceed with a "best efforts" private placement offering of up to 40,000,000 shares of our common stock at a fixed price of $0.10 per common share. Through June 30, 2003, we sold 32,387,500 common shares to some of our principal shareholders and several new, accredited, investors, realizing $3,238,750 in gross cash proceeds. The holders of $2,500,000 of our short term convertible debt also converted that debt into common stock at $.10 per common share. In addition, we agreed with the holder of approximately $4,900,000 of additional convertible term notes with maturities in 2006 to amend the conversion price to a price equal to the lesser of $.10 a share, the price for share of our next equity offering or at such other amount as may be subsequently agreed to by us and the noteholder at the time such notes become convertible. The proceeds of the stock sales were primarily utilized to satisfy certain term debt obligations, to fund certain past due accounts payable and payroll obligations and to provide minimal near-term operating capital. The issuance of these shares, while providing necessary financing for the Company, also resulted in a dilution of approximately 71% to our outstanding stock as of March 1, 2003. Additionally, on May 1, 2003, we were successful in converting $2,000,000 of outstanding borrowings under a revolving credit facility for which repayment had become due and payable into a twenty-four month term loan at a reduced rate of interest. We expect to continue our efforts to acquire additional financing in the future to fund additional marketing efforts and inventory and such additional financing will result in further dilution to existing outstanding shareholders.

OUR ABILITY TO MAINTAIN COMPLIANCE WITH THE LISTING REQUIREMENTS OF THE AMERICAN STOCK EXCHANGE, AND TO SUCCESSFULLY OBTAIN A WAIVER FOR A RECENT RULE VIOLATION, REMAINS UNCERTAIN. The Company's continued listing on the AMEX is dependent on our meeting the AMEX's Continued Listing Requirements, or the AMEX could, at its sole discretion, delist our common stock and this could substantially affect the liquidity of our common stock and make it more difficult for our shareholders to buy or sell our common stock. In view of our negative stockholder's equity and our continuing operating losses, there can be no assurances that the AMEX will not take action to delist our stock. Furthermore, the recent issues of common stock described above did not comply with an AMEX Listing Policy requiring shareholder approval for any issuance of more than 20% of the then outstanding stock for a price less than the then current market value of the stock. We have requested an exception from the shareholder approval requirements based upon our Board of Directors' determination that a delay in securing the additional financing and the reduction of short term debt while we sought shareholder approval would have seriously jeopardized the financial viability of the Company.

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We are discussing these matters with the AMEX, but have not been able to obtain AMEX approval for an exception to the shareholder approval requirement, at this time, and we have not received the AMEX's determination as to whether they believe we meet their Continued Listing Requirements.

OUR COMMON STOCK EXPERIENCES SIGNIFICANT PRICE VOLATILITY AND THE MARKET FOR OUR COMMON SHARES REMAINS LIMITED. Our common stock is currently listed and traded on the American Stock Exchange ("AMEX"). Our common stock has experienced, and continues to experience, significant volatility in its market price. Additionally, our common stock has experienced, and continues to experience, limited trading volume on any given market day. These factors may affect both the liquidity an investor will have for our stock and the pricing of our stock.

WE REMAIN DEPENDENT UPON THREE KEY MANAGEMENT PERSONNEL AND OUR ABILITY TO RETAIN THEM IS UNCERTAIN. We believe that our future success currently remains dependent upon the knowledge, skills, services and vision of Christopher Maus, our Chairman of the Board of Directors, Chief Executive Officer and President, and to a lesser extent, Brett Sweezy, our Chief Financial Officer, and Edward Siemens, our Chief Operating Officer. Our dependence upon these individuals has increased over recent fiscal quarters as a result of significant staff reductions we have made to reduce our operating costs. The significant staff reductions have resulted in substantial additional demands on our existing officers and staff. Despite our increased dependency on these individuals, they each agreed, effective April 2003, to prospective one-third reductions in their respective contractual salaries until the Company realized an improvement in its financial condition. Effective June 2, 2003, we restored one half of the pay cuts prospectively. Our ability to retain these individuals remains uncertain and any loss or disablement of these individuals could have a material adverse effect on our business, and as a result, on our results of operations, liquidity and cash flows. There can also be no assurance that the proceeds we would receive under a $5,000,000 key man life insurance policy we maintain on Mr. Maus would sufficiently compensate us in the event of his unfortunate death. Our retention and possible recruitment of experienced and talented management will also be critical to our future success.

WE REMAIN DEPENDENT UPON ROCHE DIAGNOSTICS GMBH FOR SUPPLYING US WITH THE DRY-CHEMISTRY TEST STRIPS REQUIRED TO OPERATE OUR PRODUCTS. We continue to exclusively rely upon Roche Diagnostics GmbH ("Roche") for supplying us with the dry chemistry test strips required for the operation of our total cholesterol monitors. Should we fail to meet our contractually mandated minimum purchase requirements, Roche may elect to discontinue its relationship with us or to impose price increases. We do not believe that a suitable technological or economical alternative to Roche's dry chemistry test strips is readily available in the marketplace, and therefore any disruption in our relationship with Roche or any inability by us to pass through imposed price increases would likely have a material adverse impact on our business, and as a result, on our results of operations, liquidity and cash flows.

WE REMAIN DEPENDENT UPON A FEW MAJOR CONSUMER RETAIL CHAINS FOR SUBSTANTIALLY ALL OF OUR CURRENT SALES. Significant portions of our sales to date have been, and continue to be, made through major consumer retail chains. Any disruption in our relationships with one or more of these consumer retail chains, or any significant variance in the magnitude or the timing of orders from any one of these chains, may

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have a material adverse impact on our business, and as a result, on our results of operations, liquidity and cash flows. Any such adverse impact may correspondingly have a material adverse impact on the market price of our common stock.

WE EXPECT TO CONTINUE TO EXCLUSIVELY RELY UPON A SINGLE SERVICE PROVIDER FOR THE OUTSOURCED ASSEMBLY OF OUR PRODUCTS. We continue to outsource the assembly of our total cholesterol monitors to Servatron Inc. ("Servatron") and/or SCI-Samina ("SCI"). As our past contracts with these parties have expired, we continue to periodically engage one or both of them, on an as-needed basis, under free-standing purchase orders. We currently are in the process of evaluating contract proposals submitted by Servatron and SCI as well as reviewing the capabilities of other contract assemblers we believe are available to us in the marketplace. It is our current expectation that we shortly elect to exclusively contract with one such assembler and continue to be materially dependent upon a single party for the assembly of our monitors. Any disruption in our relationship with such assembler would likely have a material adverse impact on our business, and as a result, on our results of operations, liquidity and cash flows.

WE BELIEVE THAT OUR PATENTS, LICENSES, TRADEMARKS AND TECHNOLOGIES ARE IMPORTANT TO OUR SUCCESS. Our future success remains dependent upon our ability to obtain, maintain and enforce our materially important patents, licenses and trademarks, particularly those critical to our product image and the various technologies employed in our products. Although we remain actively engaged in protecting all such material assets, both in the U.S. and abroad, there can be no assurance that these assets will not be challenged by third parties, invalidated or designed around, or that they will provide protection that has ongoing commercial significance. It must also be noted that any related litigation will likely be costly and time-consuming and there can be no assurance of a favorable outcome. There can also be no assurance that our actions will not inadvertently infringe upon the proprietary rights of others, thereby subjecting us to remedial or punitive sanctions, or that we would be subsequently successful in procuring licensing rights on commercially reasonable terms. Any failure on our part to successfully protect these material assets, to avoid inadvertently infringing upon the proprietary rights of others, or to successfully obtain sought after patents, licenses or trademarks in the future, may have a material adverse impact on our business, and as a result, on our results of operations, liquidity and cash flows.

OUR ABILITY TO COMPETE IN THE MARKETPLACE REMAINS UNCERTAIN. We compete with firms that market inexpensive equivocal, non-instrument based, disposable cholesterol screening tests for the personal-use market as well as with firms that market more expensive quantitative, instrument-based, reusable diagnostic measuring devices, such as our cholesterol monitors, for the personal and professional-use markets. Equivocal, non-instrument-based, disposable cholesterol screening tests primarily are designed and engineered to indicate to a consumer user whether a high cholesterol situation exists, and if so, to provide a crude indication of its likely magnitude. If an elevated cholesterol level is indicated, the consumer is advised to timely consult a medical doctor who, in turn, will seek a precise measurement of the individual's total cholesterol from a quantitative, instrument-based, diagnostic device. Quantitative, instrument-based, reusable diagnostic measuring devices primarily are designed and engineered to provide clinically accurate measurements of one or more components within

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blood for making risk assessments related to one or more chronic diseases. These devices vary widely as to their scope, capabilities, ease-of-use and price. As our total cholesterol monitors are intended by us to be directly used by individuals and primary-care physicians, they may also be viewed as indirectly competing with the traditional patronization of medical laboratories for blood analysis services. Many of our existing and potential competitors have substantially greater financial, technical and other resources and larger, more established marketing, sales, distribution and service organizations than we do. Since the scope, capabilities, ease-of-use and price of screening tests and diagnostic devices vary widely, the perceptions and preferences of consumers and medical professionals may also vary widely. As such, there can be no assurance that our cholesterol monitors, as currently configured, packaged and marketed, will be able to successfully compete in the longer term with existing or future competing products or services.

OUR BUSINESS REMAINS SUBJECT TO GOVERNMENT REGULATION. We have previously obtained all federal and state regulatory clearances and approvals we believe applicable to our current line of total cholesterol monitors. However, many, if not all, of these clearances and approvals remain subject to continual review, particularly by the United States Food and Drug Administration ("FDA"). The subsequent claiming of jurisdiction by a federal or state regulatory agency to which we have not previously obtained regulatory clearances or approvals, or the subsequent discovery of an actual or perceived problem by us or a regulatory authority, could give rise to certain marketing restrictions or to a temporary or permanent withdrawal of one or more of our current products from the market. We also remain subject to regulatory oversight, particularly from the FDA, with respect to various other matters, including our manufacturing practices, record-keeping and reporting. For instance, the FDA requires the integration of their quality system into any facility it registers as a "medical device facility". This quality system requirement ("QSR") encompasses product development and manufacturing, customer service, incident reporting and labeling control. Our assembly facilities, as well as the assembly facilities of our outsourced assemblers, are registered with the FDA. As such, these assembly facilities, and the production processes employed within them, remain subject to the FDA's QSR and ongoing periodic audits by the FDA. While we believe that all of our current products, as well as all of our related marketing and assembly activities, including those of our assemblers, continue to comply in all material respects with all applicable federal and state regulations, such compliance is heavily subject to one's interpretation of the applicable regulations, which often can be difficult or ambiguous. Any failure by us or our agents to maintain material compliance with existing or future regulations will likely have a material adverse impact on our business, and as a result, on our results of operations, liquidity and cash flows. Additionally, while we do not envision the near-term submission of any potential future products for regulatory clearances or approvals, it must be noted that the process of obtaining regulatory clearances or approvals can be costly and time-consuming, and as such, there can be no assurance that any sought after regulatory clearances or approvals will be obtained. Also, while our marketing efforts for the foreseeable future will be primarily directed towards U.S. markets, we anticipate eventually pursuing overseas markets for which we understand regulatory clearances and approvals vary widely from country to country. Any longer-term failure by us to obtain sought after domestic or foreign regulatory clearances or approvals may have a material adverse impact on our longer-term business, and as a result, our results of operations, liquidity and cash flows.

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OUR BUSINESS AND PRODUCTS MAY BE ADVERSELY IMPACTED BY ONGOING HEALTH CARE REFORM. The uncertainty of health care reform may have a material impact upon our business. The income and profitability of medical device companies may be affected by the efforts of government and third party payers to contain or reduce the costs of health care through various means. In the United States, there have been, and we expect that there will continue to be, a number of federal, state and private proposals to control health care costs. These proposals may contain measures intended to control public and private spending on health care. If enacted, these proposals may result in a substantial restructuring of the health care delivery system. Any significant changes in the health care system could have a substantial impact over time on the manner in which we conduct our business and may have a material adverse impact on our business.

OUR BUSINESS AND PRODUCTS MAY BE ADVERSELY IMPACTED BY ONGOING EFFORTS TO PROTECT PATIENT MEDICAL RECORDS. Federal and state laws relating to confidentiality of patient medical records could limit the use of our product capability to store and utilize medical information. The Health Insurance Portability and Accountability Act of 1996 ("HIPAA") mandates the adoption of national standards for transmission of certain types of medical information and the data elements used in such transmissions to insure the integrity and confidentiality of such information. The U.S. Secretary of Health and Human Services has promulgated regulations to protect the privacy of electronically transmitted or maintained, individually identifiable health information. We believe that our products will enable compliance with the regulations under HIPAA adopting standards for electronic healthcare transmissions. However, there can be no assurances that we will be able to comply with the regulations without altering our products and we may be required to incur additional expenses in order to comply with these requirements. Further, some state laws could restrict the ability to transfer patient information gathered from our product. Any such restrictions could decrease the value of our applications to our customers, which could have a material adverse impact on our business, and as a result, on our results of operations, liquidity and cash flows.

THE POLICIES AND PRACTICES OF THIRD-PARTY REIMBURSERS, INCLUDING MEDICARE, MAY ADVERSELY IMPACT OUR BUSINESS. By limiting the amount they are willing to reimburse for the purchase of a personal-use total cholesterol monitor or the obtaining of a total cholesterol test, third-party reimbursers, including Medicare, may adversely impact the prices and relative attractiveness of our total cholesterol monitors. Although we do not believe that the reimbursement policies of third-party reimbursers have had any significant adverse impact on us to date, any future changes in their policies or reimbursement rates may adversely impact our ability to maintain our suggested retail prices or diminish the attractiveness of our total cholesterol monitors. Although Congress has recently acted favorably towards providing preventive cholesterol screening tests by professionals for Medicare seniors, the new Medicare Reform Bill has not been finalized or passed by Congress. Furthermore, any failure by third-party reimbursers to embrace the benefits of total cholesterol monitors or to maintain their reimbursement rates may have a material adverse impact on our business, and as a result, on our results of operations, liquidity and cash flows.

OUR PRODUCTS POTENTIALLY EXPOSE US TO PRODUCT LIABILITY CLAIMS. The marketing of medical diagnostic devices, such as our total cholesterol monitors, subjects us

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to the risk of product liability. Although we follow certain quality assurance policies and procedures in the procuring of components and assembling of our total cholesterol monitors, and maintain product liability insurance, this insurance is expensive and is subject to various exclusions and limitations, there can be no assurance that our policies and procedures will prevent us from being subjected to product liability claims or that the scope and amount of our in force liability insurance coverage will be sufficient to prevent a material adverse impact on our business, and as a result, on our results of operations, liquidity and cash flows.

OUR BUSINESS AND PRODUCTS MAY BE ADVERSELY IMPACTED BY THE RAPID TECHNOLOGICAL CHANGES COMMON TO OUR INDUSTRY. Rapid technological developments, evolving industry and government standards, varying market demands, and frequent new product introductions and enhancements characterize the market for medical devices and related services. Recently, upon completing the development and re-engineering efforts associated with our second-generation total cholesterol monitors, we substantially curtailed our research and development expenditures so as to preserve our limited capital resources. Our current lack of research and development activities may ultimately adversely impact our ability to continue to be competitive in the rapidly evolving home medical and diagnostics devices market which may have a material adverse impact on our business, and as a result, on our results of operations, liquidity and cash flows. Furthermore, any technological changes that would require fundamental and costly changes in our technology may have a material adverse impact on our operating costs for maintaining our business, and as a result, on our results of operations, liquidity and cash flows.

OUR BUSINESS AND PRODUCTS ARE INFLUENCED BY GENERAL ECONOMIC CONDITIONS. Purchases of medical devices monitors may be affected by negative conditions or trends in the general economy. The success of our operations depends to a significant extent upon a number of factors relating to healthcare and discretionary consumer spending, including economic conditions (and perceptions by consumers) affecting income for the economy as a whole and in regional and local markets where we operate. Any significant deterioration in general economic conditions that adversely affects the health care or insurance industries or consumer spending may also have a material adverse impact on our business, and as a result, on our results of operations, liquidity and cash flows.

OUR ABILITY TO CONDUCT OUR BUSINESS MAY BE ADVERSELY IMPACTED BY TERROR RELATED CONCERNS AND EVENTS. Our business depends on the free flow of products and services through the channels of commerce. Recent threats of terrorism aimed at the United States, transportation, mail, financial and other services have slowed these systems and could have a material adverse effect on our business, and as a result, on our results of operations, liquidity and cash flows. Furthermore, we may experience an increase in operating costs, such as costs for transportation, insurance and security as a result of actual or threatened terrorist activities.

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USE OF PROCEEDS

All of the shares of common stock covered by this prospectus may potentially be sold by the Selling Shareholders. For information about the Selling Shareholders, see "Selling Shareholders." We will not receive any of the proceeds from the sale of shares by the Selling Shareholders.

DIVIDEND POLICY

Our Board of Directors has not declared or paid any cash dividends since the Company's inception. As the Board of Directors' current policy is to retain any and all earnings to fund the Company's ongoing operations and growth, it does not anticipate declaring or paying any cash dividends for the foreseeable future. As a result, any return on an investment in our common shares in the foreseeable future will depend upon any appreciation in the market of the price for our common stock.

SELLING SHAREHOLDERS

Up to 36,335,890 shares are potentially being offered by this prospectus, all of which are being registered for possible sale for the accounts of Selling Shareholders. As noted in the following table, the Selling Shareholders currently hold the common stock. The table below lists the Selling Shareholders and other information regarding the beneficial ownership of the common stock by each of the Selling Shareholders.

We have registered these potential shares of common stock to permit the Selling Shareholders as well as their pledgees, donees, transferees or other successors-in-interest that may receive shares from a Selling Shareholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus, to sell any obtained shares when they deem appropriate. We do not know how long the Selling Shareholders will hold such shares before selling them. Other than our agreement to register the shares covered by this prospectus, we currently have no agreements, arrangements, or understanding with any of the Selling Shareholders regarding their obtaining or sale of any such shares.

We will not receive any portion of the proceeds from the potential sale of shares of common stock by the Selling Shareholders.

Except as noted by footnotes below, no Selling Shareholder has held any office or maintained any material relationship, except as an investor, with us, or any of our predecessors or affiliates, over the past three years. We believe, based on information provided to us by the Selling Shareholders, that each Selling Shareholder has sole voting and investment power with respect to the shares beneficially owned.

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SELLING SHAREHOLDERS
	Shares Beneficially Owned* Prior to Offering (1)	Shares Offered by this Prospectus (2)	Shares Beneficially Owned* After the Offering (3)
Name	Number	Number	Number	Percent
Mercer Management	8,639,535	3,500,000	5,139,535	5.5%
Caldwell & Associates	9,318,228	6,900,000	2,418,228	2.6%
Eagle & Dominion Euro American Growth Fund LTD	6,219,980	274,000	5,945,980	6.4%
Eagle & Dominion Euro American Growth Fund LP	1,139,170	76,000	1,063,170	1.0%
RAB Capital	5,473,420	2,000,000	3,473,420	3.7%
Steve Ahl	1,404,830	1,040,000	364,830	--
David Sappier	3,000,000	3,000,0 00	0	--
Mike Knepper	668,000	600,000	68,000	--
Robert Boyle (4)	314,000	50,000	264,000	--
Palisades Master Fund	5,000,000	5,000,000	0	--
Alpha Capital AG	4,000,000	4,000,000	0	--
Crescent International	5,000,000	5,000,000	0	--
Ellis Enterprises	1,000,000	1,000,000	0	--
Lucrative Investments	700,000	700,000	0	--
Markham Holdings	300,000	300,000	0	--
Commodity Management Research	6,743,180	250,000	6,493,180	7.0%
J. Christopher Hecht	56,000	50,000	6,000	--
Cheyenna Whittier	82,000	50,000	32,000	--
Brett Sweezy(5)	464,318	97,500	366,818	--
Jacklin Land	568,510	448,390	120,120	--
Capital South	1,000,000	1,000,000	0	--
GGM Holdings	1,224,000	1,000,000	224,000	--

* Beneficial ownership is determined in accordance with the rules of the United States Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated, each person or entity possesses sole voting and investment power with respect to all of the shares of common stock owned by such person, subject to community property laws where applicable.

-- Less than one percent.

(1) This column lists, for each Selling Shareholder, the number of shares of common stock such person has a right to acquire within a 60 day period of June 30,2003, plus the shares of common stock already held by such Selling Shareholders on that date.

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(2) This column lists each Selling Shareholder's portion, of the 36,335,890 shares of common stock potentially being offered by this prospectus.

(3) This column assumes that all of the shares of common stock that are the subject of this prospectus, a prospectus dated February 25, 2002 and a prospectus dated June 17, 2002 will be sold. The percentage of shares beneficially owned after the offering is calculated by dividing the number of shares the Selling Shareholders beneficially owned as of June 30, 2003 after it sells all of its shares of common stock offered by this prospectus, a prospectus dated February 25, 2002 and a prospectus dated June 17, 2002, if any, by the total number of shares of the company's common stock that are issued and outstanding as of June 30, 2003.

(4) Robert Boyle is a director and Secretary and Treasurer of the Company.  His shares includes 122,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 2, 2003.

(5) Brett Sweezy is Chief Financial Officer of the Company.  His shares includes 284,232 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after July 2, 2003.

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

    ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

    block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

    purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

    an exchange distribution in accordance with the rules of the applicable exchange;

    privately negotiated transactions;

    settlement of short sales;

    broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

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    a combination of any such methods of sale; and

    any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

The Company is required to pay all fees and expenses incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Jones Vargas of Las Vegas, Nevada has advised us with respect to the validity of the shares of common stock offered by this prospectus.

EXPERTS

The consolidated financial statements of Lifestream Technologies, Inc. for the fiscal year ended June 30, 2002 incorporated by reference in this Prospectus constituting a part of this Registration Statement have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report (which contained an explanatory paragraph regarding the Company's ability to continue as a going concern) incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

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DISCLOSURE OF SEC POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Board of Directors has resolved to provide indemnification for our directors and officers, to the fullest extent permitted under Nevada law, including in circumstances in which indemnification is otherwise discretionary under Nevada law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports, proxy statements and other information, including material incorporated by reference below, with the United States Securities and Exchange Commission ("SEC"). You may read and copy any of our SEC filings at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You may call the SEC at 1-800-732-0330 for further information about the public reference room. Our SEC filings also are available to the public on the SEC's website at http://www.sec.gov. We also maintain a web site at www.lifestreamtech.com through which our SEC filings are available.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" information from certain of our other SEC filings. This means that we can disclose information to you by referring you to those other filings, and the information incorporated by reference is considered to be part of this prospectus.

In addition, certain information that we file with the SEC after the date of this prospectus will automatically update, and in some cases supersede, the information contained or otherwise incorporated by reference in this prospectus. We are incorporating by reference the information contained in the following SEC filings (File No. 000-29058):

  Our Annual Report on Form 10-KSB for the year ended June 30, 2002 filed on September 30, 2002;

  Our Quarterly Reports filed on Form 10-QSB on May 20, 2003, February 12, 2003 and November 14, 2002;

  Our Proxy filed on November 14, 2002;

  Our Current Reports filed on Form 8-K on June 20, 2003;

  The description of our common stock contained in our Registration Statement on Form 8-A filed on October 6, 2000; and

  Any filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (i) subsequent to the initial filing of this prospectus and prior to the

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date it is declared effective and (ii) subsequent to the date of this prospectus and prior to the termination of this offering. Information in these filings will be incorporated as of the filing date.

You may request copies of these filings, at no cost, by writing or telephoning us as follows:

Investor Relations

LIFESTREAM TECHNOLOGIES, Inc.

510 Clearwater Loop, Suite 101

Post Falls, Idaho 83854

(208) 457-9409

This prospectus is part of a registration statement on Form S-3 we filed with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information contained in the registration statement. For further information about us and our common stock, you should read the registration statement and the exhibits filed with the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses to be paid by the Registrant in connection with the issuance and distribution of the shares of common stock being registered. All amounts shown are estimates, except for the SEC registration fee. The Registrant will pay all expenses in connection with the distribution of the shares of common stock being sold by the Selling Shareholders (including fees and expenses of counsel for the Registrant), except for the underwriting discount and for legal fees of any counsel selected by any particular Selling Stockholder.

Securities and Exchange Commission registration fee	$ 735.44
American Stock Exchange listing additional shares fee	22,500.00
Accounting fees and expenses	3,500.00
Legal fees and expenses	15,000.00
Printing, EDGAR formatting and mailing expenses	800.00
Miscellaneous
Total	$42,535.44

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

(A) The Company is a Nevada corporation. Section 78.7502 of the Nevada Revised Statutes, provides in regard to indemnification of directors and officers that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by

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reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(B) Section 78.7502 also provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

(C) Section 78.751 of the Nevada Revised Statutes, further provides that any discretionary indemnification under NRS 78.7502 unless ordered by a court or otherwise advanced pursuant to statute, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made either by the stockholders, by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, or, under certain circumstances, by independent legal counsel in a written opinion. The statute provides that the corporate articles, bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the

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corporation. This right continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

(D) Section 78.752 of the Nevada Revised Statutes, provides that a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who may be indemnified as set forth above or whether or not the corporation has the authority to indemnify him against such liability and expenses. Provided, however, no financial arrangement made for protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

(E) Section 6.1 of the by-laws of Lifestream provide that the corporation shall, to the maximum extent and in the manner permitted by the General Corporation Law of Nevada, indemnify each of its directors and officers against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 6.1, a "director" or "officer" of the corporation includes any person (i) who is or was a director or officer of the corporation, (ii) who is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was a director or officer of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor or corporation.

(F) Section 6.2 of the by-laws of Lifestream provides that the corporation shall have the power, to maximum extent and in the manner permitted by the General Corporation Law of Nevada, to indemnify each of its employees and agents (other than directors and officers) against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. For purposes of this Section 6.2, an "employee" or "agent" of the corporation (other than a director or officer) includes any person (i) who is or was an employee or agent of the corporation, (ii) who is or was serving at the request of the corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was an employee or agent of a corporation which was a predecessor corporation of the corporation or of another enterprise at the request of such predecessor corporation.

(G) Section 6.3 of the by-laws of Lifestream provides that the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation

25

would have the power to indemnify him against such liability under the provisions of the General Corporation Law of Nevada.

The effect of these provisions would be to permit indemnification by the Company of, among other liabilities, liabilities arising under the Securities Act of 1933 (the "Securities Act").

ITEM 16. EXHIBITS

EXHIBIT NO.	DESCRIPTION
2.1	Exchange Agreement and Plan of Reorganization dated February 11, 1994. (1)
2.2	Agreement and Plan of Merger by and among Lifestream Technologies, Inc., Secured Interactive Technologies, Inc. and the Stockholders of Secured Interactive Technologies, Inc. dated June 24, 1999. (3)
4.1	Articles of Incorporation of Utah Coal and Chemicals Corporation (now known as Lifestream Technologies, Inc.) filed with the Nevada Secretary of State on April 16, 1979. (1)
4.2	Amendment to the Articles of Incorporation of Utah Coal and Chemicals Corporation (now known as Lifestream Technologies, Inc.) filed with the Nevada Secretary of State on October 16, 1987. (2)
4.3	Amendment to the Articles of Incorporation of Utah Coal and Chemicals Corporation (now known as Lifestream Technologies, Inc.) filed with the Nevada Secretary of State on February 14, 1994. (1)
4.4	By-laws of Lifestream Technologies, Inc. (1)
4.5	Form of Securities Purchase Agreement dated June 5, 2003. (4)
4.6	Form of Registration Rights Agreement dated June 5, 2003. (4)
5.1	Opinion of Jones Vargas. (4)
10.1	Exhange and Amendment Agreement dated May 12, 2003.
10.2	Form of Amended and Restated Convertible Term Note dated May 12, 2003.
23.1	Consent of BDO Seidman, LLP.
23.2	Consent of Jones Vargas (included in its opinion filed as Exhibit 5.1 hereto).
24.1	Power of Attorney.
________________________
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(1) Filed as an Exhibit to Lifestream's Form 10K-SB filed with the Securities and Exchange Commission on December 26, 1996 (SEC File No. 000-29058) and incorporated herein by reference.

(2) Filed as Exhibit to Lifestream's Form 8-A12B filed with the Securities and Exchange Commission on October 6, 2000 and incorporated herein by reference.

(3) Filed as an Exhibit to Lifestream's Form 8-K on September 1, 1999 and incorporated herein by reference.

(4) Filed as an Exhibit to Lifestream's Form 8-K on June 20, 2003 and incorporated herein by reference.

ITEM 17. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i) To include any prospectus required pursuant to Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration, by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference to the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Post Falls, State of Idaho, on July 10, 2003.

LIFESTREAM TECHNOLOGIES, INC.

By: /s/ Christopher Maus

_______________________________________

Christopher Maus, President,

Chief Executive Officer and

Chairman of the Board of Directors

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Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated.
SIGNATURE	DATE	TITLE
/s/ Christopher Maus Christopher Maus	July 10, 2003	President, Chief Executive Officer, Chairman of the Board, and Director (Principal Executive Officer)
/s/ Brett Sweezy Brett Sweezy	July 10, 2003	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Robert Boyle Robert Boyle	July 10, 2003	Secretary, Treasurer, and Director
/s/ Michael Crane Michael Crane	July 10, 2003	Director
/s/ William Gridley William Gridley	July 9, 2003	Director
/s/ Ronald Kiima Ronald Kiima	July 10, 2003	Director
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EXHIBIT INDEX
EXHIBIT NO.	DESCRIPTION
2.1	Exchange Agreement and Plan of Reorganization dated February 11, 1994. (1)
2.2	Agreement and Plan of Merger by and among Lifestream Technologies, Inc., Secured Interactive Technologies, Inc. and the Stockholders of Secured Interactive Technologies, Inc. dated June 24, 1999. (3)
4.1	Articles of Incorporation of Utah Coal and Chemicals Corporation (now known as Lifestream Technologies, Inc.) filed with the Nevada Secretary of State on April 16, 1979. (1)
4.2	Amendment to the Articles of Incorporation of Utah Coal and Chemicals Corporation (now known as Lifestream Technologies, Inc.) filed with the Nevada Secretary of State on October 16, 1987. (2)
4.3	Amendment to the Articles of Incorporation of Utah Coal and Chemicals Corporation (now known as Lifestream Technologies, Inc.) filed with the Nevada Secretary of State on February 14, 1994. (1)
4.4	By-laws of Lifestream Technologies, Inc. (1)
4.5	Form of Securities Purchase Agreement dated June 5, 2003. (4)
4.6	Form of Registration Rights Agreement dated June 5, 2003. (4)
5.1	Opinion of Jones Vargas.
10.1	Exchange and Amendment Agreement dated May 12, 2003.
10.2	Form of Amended and Restated Convertible Term Note dated May 12, 2003.
23.1	Consent of BDO Seidman, LLP.
23.2	Consent of Jones Vargas (included in its opinion filed as Exhibit 5.1 hereto).
24.1	Power of Attorney.
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________________________

(1) Filed as an Exhibit to Lifestream's Form 10K-SB filed with the Securities and Exchange Commission on December 26, 1996 (SEC File No. 000-29058) and incorporated herein by reference.

(2) Filed as Exhibit to Lifestream's Form 8-A12B filed with the Securities and Exchange Commission on October 6, 2000 and incorporated herein by reference.

(3) Filed as an Exhibit to Lifestream's Form 8-K on September 1, 1999 and incorporated herein by reference.

(4) Filed as an Exhibit to Lifestream's Form 8-K on June 20, 2003 and incorporated herein by reference.

32